EXHIBIT 11
                 ATLANTIC AMERICAN CORPORATION AND SUBSIDIARIES
                   COMPUTATIONS OF NET INCOME PER COMMON SHARE
                               SUPPORTING SCHEDULE


                                          Three Months Ended   Nine Months Ended
                                            September 30,        September 30,
                                          -------------------------------------
(In thousands, except per share data)
                                            1998      1997      1998      1997
                                          -------------------------------------

Basic Earnings Per Common Share:
   Net income                             $ 2,862   $ 2,395   $ 6,260   $ 5,779

   Less preferred dividends to
     affiliates                              (380)     (380)   (1,141)   (1,141)
                                          -------------------------------------

   Net income available to common
     shareholders                           2,482     2,015     5,119     4,638
                                          =====================================

   Weighted average common shares
     outstanding                           18,750    18,599    18,846    18,622
                                          =====================================

   Net income per common share                .13       .11       .27       .25
                                          =====================================


Diluted Earnings Per Common Share:
   Net income available to common
     shareholders                           2,482     2,015     5,119     4,638
                                          =====================================

   Weighted average common shares
     outstanding                           18,750    18,599    18,846    18,622

   Effect of dilutive stock options           285       164       295       184
                                          -------------------------------------

   Weighted average common shares
     outstanding adjusted for
     dilutive stock options                19,035    18,763    19,141    18,806
                                          =====================================

    Net income per common share               .13       .11       .27       .25
                                          =====================================

Common Shares Outstanding                                      18,719    18,907
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